SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.  )

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CIENA CORPORATION

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[CIENA LOGO]

(Registered Trademark)
CIENA CORPORATION
1201 Winterson Road
Linthicum, Maryland 21090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 7, 2002

     The 2002 Annual Meeting of Stockholders of CIENA Corporation will be held at the BWI Marriott, 1743 W. Nursery Road, Baltimore, Maryland, on Thursday, March 7, 2002 at 3:00 p.m. for the following purposes:

1.	To elect three Class II directors.

2.	To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in the enclosed stamped envelope. If you elected to receive the 2002 Proxy Statement and Annual Report electronically over the Internet, you will not receive a paper proxy card and should vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account, and you did not elect to receive the materials through the Internet, you may be eligible to vote your proxy electronically or by telephone. Please refer to the proxy statement for instructions.

By Order of the Board of Directors /s/ RUSSELL B. STEVENSON, JR.

Russell B. Stevenson, Jr. Secretary

Linthicum, Maryland
February 1, 2002

PROXY STATEMENT

Annual Meeting of Stockholders

February 1, 2002

     This Proxy Statement will be furnished on or about February 1, 2002 to stockholders of CIENA Corporation (the “Corporation”), 1201 Winterson Road, Linthicum, Maryland 21090, in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     The Corporation will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation’s Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other management employees of the Corporation, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, personal interview, and telephone.

     Holders of the Corporation’s Common Stock are the only security holders of the Corporation entitled to vote at the Annual Meeting. Only stockholders of record on January 16, 2002 will be entitled to vote at the meeting. At the close of business on January 16, 2002, there were 328,459,081 shares of Common Stock of the Corporation outstanding and entitled to vote at the meeting; and there were 1,816 record holders. Each shareholder of record on January 16, 2002 will have one vote for each share held of record on that date.

Election of Directors

General

     The Board of Directors currently consists of eight members. The directors are divided into three classes, each class serving for a staggered three-year term. Class I and Class II each consist of three directors and Class III consists of two directors. Class I, whose term expires in 2004, consists of Dr. Nettles, Mr. Dillon and Ms. Fitt; Class III, whose term expires in 2003, consists of Professor Bradley and Mr. Taylor; and Class II, whose term expires at the Annual Meeting, consists of Ms. O’Brien and Messrs. Smith and Cash. At the Annual Meeting, three directors will be elected to fill positions in Class II. Ms. O’Brien and Messrs. Smith and Cash are nominees for election at the meeting. Each of the nominees for Class II, if elected, will serve for a term expiring at the 2005 annual meeting of stockholders.

     Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named as nominees. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or declines to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

     The following table presents information concerning persons nominated for election as directors of the Corporation and for those directors whose terms of office will continue after the meeting.

Nominees for Election as a Director for Terms Expiring in 2005

Gary B. Smith	Chief Executive Officer of the Corporation since May 2001; President, Chief Operating Officer and Director since October 2000; and Senior Vice President, Chief Operating Officer from August 1999 to October 2000. Mr. Smith, age 41, served as Senior Vice President Worldwide Sales from September 1998 to August 1999, and was previously Vice President of International Sales since joining the Corporation in November 1997. From June 1995 to October 1997, Mr. Smith served as Vice President, Sales and Marketing for Intelsat.

Harvey B. Cash	Director of the Corporation since April 1994. Mr. Cash, age 63, is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California that he joined in 1985. Mr. Cash serves on the board of directors of Liberté, Inc., i2 Technologies Inc., Silicon Laboratories, Inc., Microtune, Inc. and Airspan Networks Inc. In addition, he is a member of the boards of several private corporations. Mr. Cash serves on the Human Resources Committee of the Board of Directors.

Judith M. O’Brien	Director of the Corporation since July 2000. Since February 2001 Ms. O’Brien, age 51, has been a Managing Director at INCUBIC L.L.C. From 1984 until 2001, she was a partner with Wilson Sonsini Goodrich & Rosati, where she specialized in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien serves on the Human Resources Committee of the Board of Directors.

Directors Continuing in Office

Patrick H. Nettles, Ph.D.	Executive Chairman of the Board of Directors of the Corporation. From October 2000 to May 2001, Dr. Nettles, age 58, was Chairman of the Board and Chief Executive Officer of CIENA, and he was President, Chief Executive Officer and Director of the Corporation from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and also serves on the Advisory Board to the President at Georgia Institute of Technology. Dr. Nettles also serves on the board of directors of Axcelis Technologies, Inc. His term as a Director expires in 2004.

John R. Dillon	Director of the Corporation since October 1999. Mr. Dillon, age 60, serves on the board of directors of Airgate PCS. Until his retirement in 1996, Mr. Dillon was Senior Vice President, Chief Financial Officer, and a director of Cox Enterprises, and he continued to serve as a director until 1998. Mr. Dillon serves on the Audit Committee of the Board of Directors. His term as a Director expires in 2004.

Lawton W. Fitt	Director of the Corporation since November 2000. Ms. Fitt, age 48, was elected a partner at Goldman Sachs in 1994 and has been a Managing Director since 1996. Ms. Fitt is currently co-head of Goldman Sachs’ European High Technology Investment Banking Group. Ms. Fitt serves as a director on the boards of Wink Communications, Inc. and NewView Technologies, Inc. Ms. Fitt is a trustee of the Darden School Foundation. Ms. Fitt serves on the Audit Committee of the Board of Directors. Her term as a Director expires in 2004.

Stephen P. Bradley, Ph.D.	Director of the Corporation since April 1998. Professor Bradley, age 60, is the William Ziegler Professor of Business Administration and the Chairman of the Program for Management Development at the Harvard Business School. A member of the Harvard faculty since 1968, Professor Bradley is also Chairman of Harvard’s Executive Program in Competition and Strategy. Professor Bradley serves on the Audit Committee of the Board of Directors. His term as Director expires in 2003.

Gerald H. Taylor	Director of the Corporation since January 2000. Mr. Taylor, age 60, serves as a Managing Member of mortonsgroup and serves on the board of directors of Lafarge Corporation. From 1996 to 1998, Mr. Taylor was Chief Executive Officer of MCI Communications Corporation. Mr. Taylor serves on the Human Resources Committee of the Board of Directors. Mr. Taylor’s term as Director expires in 2003.

Board and Board Committee Information

Board Committees

     The Board of Directors currently has two standing committees, each consisting entirely of non-employee directors. The Corporation’s Audit Committee makes recommendations concerning the engagement of independent public accountants, discusses the plans and reviews results of the audit engagement with the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and discusses the adequacy of the Corporation’s internal accounting controls. The Audit Committee has a written charter, pursuant to which its responsibilities include facilitating communication between the independent public accountants and the Board of Directors, reviewing the Corporation’s accounting principles, policies and practices to ensure that the Corporation fulfills its responsibilities for the fair and accurate presentation of financial statements, and ensuring that the Corporation maintains adequate internal controls.

     Professor Bradley, Mr. Dillon and Ms. Fitt are the members of the Audit Committee. The Board has determined that each of them is an “independent director” as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers, Inc.

     The Corporation’s Human Resources Committee determines compensation for the Corporation’s executive officers and administers the Corporation’s 1999 Non-Officer Stock Option Plan (the “Non-Officer Plan”), the Third Amended and Restated 1994 Stock Option Plan (the “1994 Plan”), the 1996 Outside Directors Stock Option Plan and the 1999 Employee Stock Purchase Plan. Ms. O’Brien and Messrs. Cash and Taylor are the members of the Human Resources Committee.

     During fiscal 2001, the Board of Directors held 11 meetings, the Audit Committee held 4 meetings and the Human Resources Committee held 5 meetings. Each director of the Corporation attended 75% or more of all Board of Director meetings and 75% or more of all meetings of each committee on which he or she served.

Directors’ Fees

     Members of the Board of Directors receive $2,500 for participation in each regular meeting of the Board of Directors and $1,250 for each committee meeting. The Corporation also reimburses each member of the Board of Directors for out-of-pocket expenses incurred in connection with attendance at meetings. Under the Corporation’s 1996 Outside Directors Stock Option Plan (the “Directors Plan”), non-employee Directors are eligible to receive stock options in consideration for their services. The Directors Plan provides that each non-employee Director will receive an option grant for 60,000 shares of Common Stock upon joining the Board of Directors and an annual option grant for 20,000 shares of Common Stock thereafter. Directors who have not served for at least twelve months as of the date immediately following the date of the last annual meeting will receive a pro-rata annual option grant. The exercise price of options granted under the Directors Plan will be equal in all cases to the fair market value of the Common Stock on the date of grant. Initial grants under the Directors Plan vest over a period of three years and annual grants vest in full on the first anniversary of the date of grant. Options generally must be exercised within ten years.

     At the annual meeting held on March 12, 2001, each of the non-employee directors received an annual option grant under the Directors Plan for the number of shares shown in the table below, each with an exercise price of $53.31 per share. On October 16, 2001, the Corporation issued supplemental grants under the Directors Plan to each of the Directors for the number of shares shown in the table below, with an exercise price of $16.38 per share. The number of shares in the supplemental grant for each director was a function of the number of shares covered by options held by that director and the exercise price of those options.

	Shares in	Shares in
	Annual Option Grant	Supplemental Grant
Director	March 12, 2001	October 16, 2001

Patrick H. Nettles, Ph.D.	—	170,300
Gary B. Smith	—	256,600
Stephen P. Bradley, Ph.D.	20,000	10,500
Harvey B. Cash	20,000	10,500
John R. Dillon	20,000	6,300
Gerald H. Taylor	20,000	5,200
Judith M. O’Brien	11,666	23,800
Lawton M. Fitt	6,666	32,200

Ownership of Securities

     The following table sets forth certain information as of December 31, 2001, unless otherwise specified, with respect to the beneficial ownership of the Corporation’s Common Stock by each person who is known to the Corporation to have beneficial ownership of more than 5% of the outstanding shares of Common Stock, each director, the Corporation’s Chief Executive Officer, the other executive officers named in the Summary Compensation Table below, and all directors and executive officers of the Corporation as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership (3)	Percent of Class (4)

FMR Corp.	21,753,159	6.635%
82 Devonshire Street
Boston, Massachusetts 02109 (1)
Oak Associates Ltd.	15,938,000	5.57%
3875 Embassy Parkway
Akron, Ohio 44333 (2)
Patrick H. Nettles, Ph.D.(5)	6,882,114	2.084%
Gary B. Smith	288,596	*
Steve W. Chaddick	806,313	*
Joseph R. Chinnici	425,649	*
Michael O. McCarthy	124,476	*
Stephen P. Bradley, Ph.D.	161,094	*
Harvey B. Cash(6)	429,992	*
John R. Dillon	47,022	*
Lawton W. Fitt	23,354	*
Judith M. O’Brien	31,828	*
Gerald H. Taylor	45,874	*
All officers and directors as a group (14)	3,899,259	6.162%

*	Represents less than 1%.

(1)	Based solely on Schedule 13G/A filed on January 10, 2002, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Adviser’s Act of 1940, is the beneficial owner of 20,598,063 shares or 6.282% of the common stock outstanding of CIENA as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)	Based solely on Schedule 13G filed February 13, 2001.

(3)	The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after December 31, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)	For executive officers and directors, percentage ownership also includes shares issuable upon exercise of stock options granted under the 1994 Plan or the Directors Plan. Generally, shares underlying options vest over four years and options must be exercised within ten years. Initial grants of options under the Directors Plan vest over a period of three years, annual grants vest in full on the first anniversary date of the grant and options must be exercised within ten years of the date of grant.

(5)	Does not include 350,000 shares held by the Patrick H. and Marion S. Nettles Charitable Trust and 350,000 shares held by The Patrick and Selma Nettles Charitable Remainder Unitary Trust FBO Caltech. Dr. Nettles disclaims beneficial ownership of the shares held by each of these trusts.

(6)	Includes 221,486 shares of Common Stock owned by InterWest Partners VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of InterWest Partners VI, L.P., and 7,022 shares owned by InterWest Investors VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of InterWest Investors VI, L.P. Mr. Cash disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein. Mr. Cash has direct ownership of 201,484 shares of Common Stock, including 145,000 shares owned by the Harvey B. Cash self-directed IRA and 2,691 shares owned by InterWest Management Profit Sharing Retirement Plan FBO Harvey B. Cash.

Compensation

Summary Compensation Table

     The following table sets forth the compensation earned by the Corporation’s Chief Executive Officer and the other four highest-paid executive officers whose salary and bonus for the Corporation’s fiscal 2001 were in excess of $100,000, for services rendered in all capacities to the Corporation and its subsidiaries for each of the last three fiscal years (the “Named Executive Officers”). No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the Corporation’s fiscal 2001 has been excluded by reason of his or her termination of employment or change in executive status during that fiscal year.

				Long-Term
				Compensation

				Awards

		Annual Compensation		Securities
				Underlying	All Other
	Year	Salary	Bonus	Options	Compensation (1)

Patrick H. Nettles	2001	$700,000	$700,000	348,425	$2,412
Executive Chairman of the	2000	560,079	550,000	262,500	2,411
Board	1999	348,077	362,500	200,000	2,740
Gary B. Smith	2001	$569,231	$575,000	992,225	$561 (2)
Director, President and	2000	325,000	243,750	292,500	561
Chief Executive Officer	1999	277,404	215,625	395,000	199
Steve W. Chaddick	2001	$286,538	$143,750	280,450	$1,207
Senior Vice President and	2000	250,000	125,000	205,000	858
Chief Strategy Officer	1999	229,808	115,625	210,000	348
Joseph R. Chinnici	2001	$349,038	$168,750	219,350	$928
Senior Vice President and	2000	250,000	125,000	105,000	898
Chief Financial Officer	1999	229,808	115,625	110,000	170
Michael O. McCarthy (3)	2001	$273,077	$175,000	612,775	$563
Senior Vice President	2000	200,000	70,000	127,500	480
Worldwide Sales & Support	1999	163,654	44,875	149,000	320

(1)	The Corporation’s life insurance plan provides each employee with term life insurance coverage for the benefit of each employee equal to two times the employee’s annual salary and bonus, up to a maximum of $500,000. These amounts include life insurance premiums paid by the Corporation on behalf of the Chief Executive Officer and the Named Executive Officers in order to provide additional coverage equal to the difference between $500,000 and twice the individual’s annual salary and bonus.

(2)	Pursuant to an executive incentive agreement with the Corporation, Mr. Smith is entitled to a payment of $3,000,000 upon the earlier to occur of (i) his termination without cause for “good reason,” as defined in the agreement, following a transfer of control, or (ii) on August 18, 2002. In the event that Mr. Smith elects to terminate his employment for “good reason” as defined in the agreement, or he is terminated for any reason other than for cause, he will receive a pro-rata portion of the incentive bonus.

(3)	Mr. McCarthy was Vice President, General Counsel and Secretary from July 1999 to October 2000, and Senior Vice President, General Counsel and Secretary from October 2000 to August 2001.

Option Grants in Last Fiscal Year

     The following table provides the specified information concerning options granted to the Named Executive Officers for the fiscal year ended October 31, 2001:

		Percentage			Potential Realizable Value at
	Number of	of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term (3)
	Options	Employees in	Price Per	Expiration
	Granted (1)	Fiscal 2001	Share (2)	Date	5%	10%

Patrick H. Nettles	65,625	0.25%	$69.19	02/14/11	$2,855,472	$7,236,328
	282,800	1.07%	16.38	10/16/11	2,913,206	7,382,636
Gary B. Smith	73,125	0.28%	$69.19	02/14/11	$3,181,812	$8,063,337
	300,000	1.13%	55.44	05/16/11	10,459,775	26,507,125
	619,100	2.33%	16.38	10/16/11	6,377,531	16,161,916
Steve W. Chaddick	26,250	0.10%	$69.19	02/14/11	$1,142,189	$2,894,531
	50,000	0.19%	55.44	05/16/11	1,743,296	4,417,854
	204,200	0.77%	16.38	10/16/11	2,103,524	5,330,743
Joseph R. Chinnici	26,250	0.10%	$69.19	02/14/11	$1,142,189	$2,894,531
	193,100	0.73%	16.38	10/16/11	1,989,180	5,040,972
Michael O. McCarthy	31,875	0.12%	$69.19	02/14/11	$1,386,944	$3,514,788
	250,000	0.94%	55.44	05/16/11	8,716,480	22,089,271
	330,900	1.25%	16.38	10/16/11	3,408,698	8,638,310

(1)	Options for most grants vest and become exercisable 25% on the last day of the month in which the first anniversary of the grant occurs and 2.084% per month thereafter. On October 16, 2001, the Corporation made supplemental grants to employees holding options with exercise prices greater than $40 per share. These options, the exercise price of which are $16.38 per share, commenced vesting on November 4 at the rate of 2.084% per month. The term of these options is ten years from the grant date, subject to earlier termination in the event the employee ceases to be employed by CIENA.

(2)	Options were granted having exercise prices at fair market value on the date of grant. The exercise price is to be paid in cash.

(3)	The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation of 5% and 10% from the date of grant to the date of expiration of such options. These assumptions are not intended to forecast future appreciation of the Corporation’s stock price. The Corporation’s stock price may increase or decrease in value over the time period set forth above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table provides the specified information concerning option exercises in the last fiscal year and unexercised options held as of October 31, 2001 by the Named Executive Officers:

			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		October 31, 2001		October 31, 2001 (1)
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexerciseable	Exercisable	Unexerciseable

Patrick H. Nettles	—	$—	1,919,173	641,752	$26,948,134	$177,690
Gary B. Smith	59,280	3,582,862	180,233	1,375,316	387,522	448,224
Steve W. Chaddick	472,625	20,366,624	547,567	507,758	5,760,128	156,850
Joseph R. Chinnici	12,000	546,282	355,244	344,806	4,820,397	140,626
Michael O. McCarthy	29,177	1,656,654	69,353	769,829	118,853	173,712

(1)	Calculated on the basis of the fair market value underlying Common Stock as of November 2, 2001 of $16.46 per share, less the aggregate exercise price.

Employment Agreements and Change-in-Control Arrangements

     In April 1994, the Corporation entered into an employment agreement with Dr. Nettles. The employment agreement specifies that Dr. Nettles is an employee at will. In the event that he is terminated for cause, as defined in the employment agreement, he will receive a severance payment equal to his monthly base salary until the earlier of the expiration of six months or the commencement of employment with a person or entity other than the Corporation.

     In November 1998, the Corporation entered into transfer of control/severance agreements with Dr. Nettles, and Messrs. Smith, Chaddick, and Chinnici, and in August 1999, it entered a similar agreement with Mr. McCarthy. The initial term of each of these agreements is three years, and on each anniversary of its effective date it is automatically extended by one year unless the Corporation gives 90 days notice of non-renewal. The agreements provide for the continuation of payment of up to one year of salary and bonus in the event that the Named Executive Officer’s employment is terminated without cause or for “good reason,” as defined in the agreements, within one year following a change-in-control of the Corporation.

     In August 1999, the Corporation entered into an executive incentive agreement with Mr. Smith. The employment agreement provides for payment of an incentive bonus of $3,000,000 to Mr. Smith upon the earlier of: (i) his termination without cause or for “good reason,” as defined in the agreement, following a transfer of control, or (ii) on August 18, 2002. In the event that Mr. Smith elects to terminate his employment for “good reason” as defined in the agreement, or he is terminated for any reason other than for cause, he will receive a pro-rata portion of the incentive bonus.

     In December 2001, separate and apart from the executive incentive agreement described above, the Corporation entered into a new transfer of control/severance agreement with Mr. Smith, which superseded his previous transfer of control/severance agreement in its entirety. This new agreement provides that, in the event that Mr. Smith’s employment is terminated without cause or for “good reason,” as defined in the agreement, within one year following a change-in-control of the Corporation, then Mr. Smith shall be entitled to a payment in an amount which is the greater of $3,000,000 or three times his then current base salary and bonus, as well as immediate vesting of all of his unvested options.

     Also in December 2001, the Corporation amended the transfer of control/severance agreements with Dr. Nettles and Messrs. Chaddick, Chinnici and McCarthy to provide for the continuation of vesting of options for up to one year, provided that certain conditions are met, in the event that the Named Executive Officer’s employment is terminated without cause or for “good reason” within one year following a change-in-control of the Corporation.

Human Resources Committee Report on Executive Compensation

     The Human Resources Committee of the Board of Directors (the “Committee”) in fiscal 2001 consisted of Messrs. Cash and Taylor and Ms. O’Brien, none of whom are employees or officers of the Corporation. The Committee advises and assists management in developing the Corporation’s compensation and personnel policies, and provides Board oversight of their implementation. The Committee endeavors to meet no less than four times per year to review issues associated with compensation, human resources policies, personnel recruitment and retention and to consider, amend, or approve quarterly objectives for the Corporation, as recommended by the Corporation’s Chief Executive Officer.

     The Committee has adopted a performance-based compensation policy for executive officers that considers both the long and short term. These two components are linked in a way intended to focus management on increasing the strength of the business and its ability to serve important customers with leading, high-value products. The Committee believes that this policy will increase stockholder value over the long term. On at least an annual basis, the Committee approves the Corporation’s compensation package for executive officers, which includes a combination of annual base salary and benefits, performance-based quarterly bonuses, and long-term compensation consisting of stock options. Annual base salaries are established following an assessment by the Committee of market survey data for similar positions in comparable companies. The Committee’s goal is to set the Corporation’s total compensation for each position at or slightly above the average level of compensation for the same position in the comparable group of companies. Because of the competitive nature and projected growth of the optical networking industry, the Committee typically targets between the fiftieth and the seventy-fifth percentile of these surveys in setting compensation. In setting compensation the Committee takes into account regional and national data, together with the skills and performance of the individual and the needs of the Corporation. Quarterly bonus payments to members of management are awarded following assessment by the Committee of the success of the Corporation in achieving its revenue and income objectives.

     The Committee reassesses and resets annual base salaries for members of management each year, ordinarily at the end of the fiscal year. In October 2001 it conducted this reassessment for fiscal 2002. Because of the difficult economic climate in which the Corporation is operating, and in order to establish an example of fiscal prudence, the Committee accepted the recommendation of the management that management salaries not be increased for fiscal 2002. The Committee determined that the Corporation’s quarterly corporate objectives were met or otherwise satisfied during each of the four fiscal quarters of fiscal 2001, and bonuses were paid accordingly at the conclusion of each quarter during fiscal 2001.

     Management participates, along with all other employees, in the Corporation’s annual grant of stock options to employees. In October 2001, the Committee authorized a supplemental grant of stock options to all employees, including members of management, who held options with an exercise price of $40 or more. The purpose of the grant was to restore the incentives provided by stock options to those employees who hold options with exercise prices that are significantly above the market price of the Corporation’s shares as a result in the decline of the Corporation’s stock price since the beginning of calendar 2001. The number of shares granted each employee was a function of the number of shares covered by his or her existing options and the exercise price of those options, with more shares granted to employees holding options at higher prices. In addition, consistent with the Corporation’s policy, members of management who were promoted during fiscal 2001 were given additional grants of stock options at the time of their promotion. The annual grant of stock options to employees and management was first implemented in November 1998. In August 2001, in order to protect against fluctuations in the price of the Corporation’s stock, the Committee approved and authorized a plan to provide semi-annual grants of stock options to employees in November and May instead of an annual grant in November.

     Mr. Smith was promoted to Chief Executive Officer of the Corporation in May 2001. In establishing his compensation for the remainder of fiscal 2001, the Committee considered the same factors and criteria described above, with particular emphasis on the compensation of CEOs of companies the Committee considered comparable to the Corporation. Mr. Smith’s incentive compensation for fiscal 2001 was based upon the success of the Corporation in achieving certain quarterly revenue and income objectives that were set by the Committee in advance of each fiscal quarter. If the Corporation met or exceeded these criteria in a fiscal quarter, Mr. Smith would receive a bonus of 25% of his base salary. If the Corporation did not meet the objectives, Mr. Smith would not receive a bonus for that quarter. Because these criteria were met or exceeded in each of the last two quarters of fiscal 2001, during which Mr. Smith served as Chief Executive Officer, he received the full amount of the bonus for both quarters. Mr. Smith was also awarded stock options in the Corporation’s semi-annual grant based upon market survey data. The Committee targeted between the fiftieth and the seventy-fifth percentile of this survey in setting his option grant.

     In October 2001, the Committee also reviewed the stock option positions of the Corporation’s senior management, with a view toward assuring that, in light of their positions, responsibilities, and importance to the Corporation’s success, they each had adequate long-term incentives to remain with the Corporation. On the basis of this review, the Committee determined to award additional options to several executives, including a grant of 250,000 shares to Mr. Smith.

     For fiscal 2002, the Committee will again establish quarterly corporate objectives. If the Committee determines that the corporate objectives have been met or otherwise satisfied in each of the four fiscal quarters, the bonus payments for the executive officers of the Corporation, which will be paid quarterly on an equal pro rata basis, will equal, in the aggregate, up to 50% or 100% of an executive’s base salary, with the exact percentage based on the particular officer’s title and responsibilities as viewed by the Committee. The Chief Executive Officer is eligible for a bonus of up to 100% of base salary; the Chief Financial Officer and the Senior Vice President, Worldwide Sales & Support are eligible for bonuses of up to 75% of base salary; and the remaining senior executives are eligible for bonuses of up to 50% of base salary in fiscal 2002.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the five most highly compensated executive officers. “Performance-based” compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The Board of Directors and the stockholders have approved the adoption of the CIENA Corporation Third Amended and Restated 1994 Stock Option Plan (the “Third Amended and Restated Plan”), which is structured to qualify as “performance-based.” In addition, all of the members of the Human Resources Committee qualify as “outside directors.” Accordingly, compensation awarded by the Committee to the Corporation’s five most highly compensated executive officers under the Third Amended and Restated Plan is intended to be deductible under Section 162(m). The Human Resources Committee thus intends to structure performance-based compensation, such as stock option grants, to executive officers who may be subject to Section 162(m) in a manner that satisfies the requirements of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of CIENA.

Submitted by the members of the Human Resources Committee:

Judith O’Brien (Chairman) Harvey B. Cash Gerald Taylor

Compensation Committee Interlocks and Insider Participation

     The Human Resources Committee of the Board of Directors, which serves the traditional functions of a compensation committee, consists of Harvey B. Cash, Gerald H. Taylor and Judith M. O’Brien. None of Messrs. Cash and Taylor and Ms. O’Brien was at any time during fiscal 2001, or at any other time, an officer or employee of the Corporation. No member of the Human Resources Committee of the Corporation serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Corporation’s Board of Directors or Human Resources Committee.

Audit Committee Report

     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     The Audit Committee has reviewed and discussed the Corporation’s audited financial statements for fiscal 2001 with management and with the Corporation’s independent auditors, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2001 be included in the Corporation’s Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

John R. Dillon (Chairman) Lawton W. Fitt Stephen P. Bradley, Ph.D.

Independent Public Accountants

     The Corporation has selected PricewaterhouseCoopers LLP as the Corporation’s principal accountant for the 2002 fiscal year. PricewaterhouseCoopers LLP was the Corporation’s principal accountant for fiscal 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2002 annual meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     In making its recommendation to the Board of Directors to select PricewaterhouseCoopers LLP as the Corporation’s independent accountants for fiscal 2002, the Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Fees

     PricewaterhouseCoopers LLP has billed the Corporation $584,000, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Corporation’s annual financial statements for the Corporation’s fiscal 2001 and the reviews of the Corporation’s Forms 10-Q during fiscal 2001.

Financial Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP has not billed the Corporation any amounts in fiscal 2001 for professional services related to financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

     PricewaterhouseCoopers LLP has billed the Corporation $1,457,000, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for all services other than those services covered in the sections captioned “Audit Fees” and “Financial Information Systems Design and Implementation Fees” of the Corporation’s fiscal 2001. These other services include (i) financial planning and individual tax planning and assistance with the preparation of tax returns and related filing, (ii) services rendered in connection with acquisitions made by the Corporation, (iii) assistance with regulatory filings, and (iv) consultations on the effects of various accounting matters and changes in professional accounting standards.

Shareholder Return Performance Presentation

     The following graph shows a comparison of cumulative total returns for an investment in the Common Stock of the Corporation, the NASDAQ Telecommunications Index and the S&P 500 Index. Although the SEC requires the Corporation to present a graph for a five-year period, the Common Stock has been publicly traded only since February 7, 1997 and, as a result, the following graph commences as of that date. This graph is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act of 1934, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.

	NASDAQ Telecom Index	S&P 500	CIENA Common Stock

02/07/97	100.00	100.00	100.00
04/30/97	93.69	101.95	84.46
07/31/97	120.09	122.01	151.69
10/31/97	134.75	117.53	148.65
01/30/98	151.57	126.53	148.82
04/30/98	178.38	144.18	150.68
07/31/98	198.95	145.95	200.17
10/30/98	185.07	143.49	46.45
01/29/99	271.71	168.26	54.56
04/30/99	314.75	175.64	63.51
07/30/99	305.84	175.47	91.22
10/29/99	339.28	180.61	95.27
01/31/00	418.34	185.58	177.37
05/01/00	374.14	196.07	378.55
07/31/00	312.92	191.78	384.12
10/27/00	233.19	185.62	564.19
01/26/01	220.32	182.50	489.53
04/27/01	163.26	169.29	271.84
07/27/01	137.58	163.51	172.16
11/02/01	106.39	148.04	81.57

Assumes $100 invested in CIENA Corporation, NASDAQ Telecom Index and S&P 500 on February 7, 1997, with all dividends reinvested at month-end.

Voting Procedures

     Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the meeting (in person or by proxy). Shareholders may not cumulate votes in the election of directors. Unless otherwise indicated, executed proxies will be voted for the election of the three Directors nominated by management.

Voting Electronically via the Internet or by Telephone

     If your shares are registered in the name of a bank or a brokerage firm, and you have elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communications Services online program. This program provides eligible shareholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided. Eligible shareholders who elected to receive the 2002 Proxy Statement and Annual Report on the Internet will be receiving an email on or about February 1, 2002 with information on how to access shareholder information and instructions for voting.

     Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. Abstentions and “non-votes” are treated as votes against proposals presented to stockholders other than elections of directors. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Stockholder Proposals for 2003 Annual Meeting

     All stockholder proposals intended to be presented at the 2003 Annual Meeting of the Corporation must be received by the Corporation not later than October 3, 2002 and must otherwise comply with the rules of the SEC for inclusion in the Corporation’s proxy statement and form of proxy relating to that meeting. Proposals should be delivered to CIENA Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

     Except in the case of proposals made in accordance with Rule 14a-8, stockholders intending to bring any business before an annual meeting of shareholders must deliver written notice thereof to the Secretary of the Corporation not less than 45 days prior to the anniversary of the date on which the Corporation first mailed its proxy materials for its immediately preceding annual meeting of shareholders. The deadline for matters sought to be presented at the 2003 Annual Meeting is December 17, 2002. If a stockholder gives notice of such a proposal after the December 17, 2002 deadline, the Corporation’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Corporation’s 2003 annual meeting.

Certain Relationships and Related Transactions

     See “Employment Agreements and Change-in-Control Arrangements” for a description of certain agreements entered into in December 2001.

     Until February 1, 2001, Judith O’Brien, a director of the Corporation, was a shareholder in the law firm of Wilson Sonsini Goodrich & Rosati, P.C., and was thus entitled to a share of the profits of the firm. During fiscal 2001, the Corporation paid that firm $13,750 in fees for legal services it performed for the Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

     Stephen B. Alexander, Steve W. Chaddick, Joseph R. Chinnici, Mark R. Cummings, Jesús León, Michael O. McCarthy III, Patrick H. Nettles, Elizabeth S. Perry, Andrew C. Petrik, Rebecca K. Seidman and Gary B. Smith each filed one late Form 4 reporting a change in beneficial ownership during the preceding month. Arthur D. Smith and Robert Finch each filed one late Form 3 reporting their initial beneficial ownership.

Other Matters

     Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the Corporation’s form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Corporation.

By Order of the Board of Directors /s/ RUSSELL B. STEVENSON, JR.

Russell B. Stevenson, Jr. Secretary

PROXY

CIENA CORPORATION
Proxy Solicited on behalf of the Board of Directors
Annual Meeting of Stockholders to be held March 7, 2002

     The undersigned hereby appoints Gary B. Smith, Joseph R. Chinnici and Russell B. Stevenson, Jr., or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of CIENA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held March 7, 2002, or any adjournment thereof, as follows:

Election of Three Directors by all Stockholders

[ ]	FOR all nominees listed below	[ ]	WITHHOLD AUTHORITY to
	except as marked to the contrary		vote for all nominees
listed below

Gary B. Smith Harvey B. Cash Judith M. O’Brien

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below):

     The Board of Directors recommends a vote “FOR” the election of the Directors listed above.

     PLACE AN “X” HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE MEETING. [  ]
Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate:

Signature of holder	Signature of co-holder (if any)	Date